FIRST AMENDMENT TO THE

DELEGATED SERVICES SUB-ADVISORY AGREEMENT

This first Amendment to the Delegated Services Sub-Advisory Agreement (the “Amendment”) is made as of January 30, 2026, by and between TIDAL INVESTMENTS LLC (the “Sub-Adviser”) and PICTET ASSET MANAGEMENT S.A. (the “Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Delegated Services Sub-Advisory Agreement dated as of September 16, 2025, as amended to date (the “Agreement”).

B.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

Pictet AI Enhanced US Equity ETF

C.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/ Jay Pestrichelli
Name:	Jay Pestrichelli
Title:	Chief Trading Officer
Date:	01/30/2026

PICTET ASSET MANAGEMENT S.A.

By:	/s/ Maria Estevez
Name:	Maria Estevez
Title:	Head of Oversight & Product Management
Date:	02/03/2026

By:	/s/ Armand Cela
Name:	Armand Cela
Title:	Senior Legal Counsel
Date:	02/03/2026

Amended and Restated Schedule A

to the

Delegated Services Sub-Advisory Agreement by and between Tidal Investments LLC and

Pictet Asset Management S.A.

(01/30/2026)

Fund Name	Effective Date of Sub-Advisory Agreement
Pictet AI & Automation ETF	October 1, 2025
Pictet Cleaner Planet ETF	October 1, 2025
Pictet AI-Enhanced International Equity ETF	October 1, 2025
Pictet AI Enhanced US Equity ETF	January 30, 2026

Fee rate*:

Pictet AI & Automation ETF, Pictet Cleaner Planet ETF, Pictet AI-Enhanced International Equity ETF, & Pictet AI Enhanced US Equity ETF

Fund AUM	Full Sub-Advisory (Portfolio Implementation & Capital Markets)
$0MM - $250MM	4 bps
$250MM - $500MM	3 bps
$500MM - $1B	3 bps
$1B-$3B	2.5 bps
$3B-$5B	2 bps
Over $5B	1.5 bps
Minimum annual fee	$25,000

*	The sub-advisory fee schedule is applied on a fund-by-fund basis and, for each fund, the fee rate is reduced as that particular fund’s net assets reach the dollar thresholds specified in the schedule. The lower fee rates apply to incremental assets above each threshold.

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